Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: Communications@corcept.com www.corcept.com

CORCEPT THERAPEUTICS PROVIDES FINANCIAL UPDATE

AND ANNOUNCES STOCK REPURCHASE PROGRAM

MENLO PARK, Calif., (January 8, 2024) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrine, oncology, metabolism and neurology disorders by modulating the effects of the hormone cortisol, today reported preliminary, unaudited, financial results for the quarter- and year-ended December 31, 2023, provided 2024 revenue guidance and announced a stock repurchase program.

Financial Update

•	Fourth quarter revenue of $135.4 million, a 31 percent increase over the same period in 2022

•	Full year 2023 revenue of $482.4 million, a 20 percent increase over 2022

•	2024 revenue guidance of $600 – $630 million

•	Cash and investments of $425.4 million as of December 31, 2023

•	Announcement of $200 million stock repurchase program

“As the true prevalence of hypercortisolism and its devastating impact become better understood, physicians are identifying and treating more patients with Cushing’s syndrome than ever before. Our 2023 commercial results reflect strong, nationwide growth in the number of patients receiving Korlym and the number of physicians prescribing the medication. We are confident that rates of screening and treatment will continue to increase. We are providing 2024 revenue guidance of $600 – $630 million,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer.

Corcept’s fourth quarter 2023 revenue was $135.4 million, compared to $103.1 million in the fourth quarter of 2022. Revenue for the full year was $482.4 million, compared to $401.9 million in 2022. Cash and investments were $425.4 million at December 31, 2023. These preliminary, unaudited, financial results are prior to completion of the company’s annual independent audit and are subject to adjustment.

The company announced a program to repurchase up to $200 million of its common stock, funded using cash and investments. Details of the program are provided below.

About Corcept’s Stock Repurchase Program

Our Board of Directors has approved a program authorizing the repurchase of up to $200 million of the company’s common stock. Purchases under this program may be made in the open market, in privately negotiated transactions or otherwise. The timing and amount of any repurchases will be determined based on market conditions, our stock price and other factors. The program does not require the company to repurchase any specific number of shares of its common stock and may be modified, suspended or discontinued at any time without notice.

About Corcept Therapeutics

For over 25 years, Corcept’s focus on cortisol modulation and its potential to treat patients across a wide variety of serious disorders has led to the discovery of more than 1,000 proprietary selective cortisol modulators. Corcept’s advanced clinical trials are being conducted in patients with hypercortisolism, solid tumors, ALS and NASH. In February 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with Cushing’s syndrome. Corcept is headquartered in Menlo Park, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, our ability to operate our business; generate sufficient revenue to fund our activities; the availability of competing treatments for hypercortisolism, including generic versions of Korlym; our ability to obtain acceptable prices and adequate insurance coverage and reimbursement for Korlym; risks related to the development of relacorilant, dazucorilant, miricorilant and our other product candidates, including their clinical attributes, regulatory approvals, mandates, oversight and other requirements; the timing, cost and outcome of legal disputes and investigations; and the scope and protective power of our intellectual property. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website.

In this press release, forward-looking statements include: our preliminary, unaudited, fourth quarter and full year 2023 financial results, which are subject to adjustment and may differ materially from our audited financial results; 2024 revenue guidance; increasing screening for and medical treatment of hypercortisolism; and the size, duration and intended funding sources of our stock repurchase program. We disclaim any intention or duty to update forward-looking statements made in this press release.